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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pinnacle Gas Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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PINNACLE GAS RESOURCES, INC.
1 E. Alger
Sheridan, Wyoming 82801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 21, 2009

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Pinnacle Gas Resources, Inc. will be held on Thursday, May 21, 2009, beginning at 9:00 a.m. (Mountain Daylight Time) at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 for the following purposes:

  1.
  To elect two (2) Class III directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such person's term in 2012 and until such person's respective successor is duly elected and qualified or until such person's earlier death, resignation or removal;

  2.
  To ratify Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ending December 31, 2009; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only stockholders of record at the close of business on Thursday, March 26, 2009, the record date for the 2009 Annual Meeting of Stockholders, are entitled to notice of and to vote at the 2009 Annual Meeting of Stockholders or any postponement or adjournment thereof. A list of such stockholders of record will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at our offices at 1 E. Alger, Sheridan, Wyoming 82801 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

        You are cordially invited to attend the meeting. Directions to the 2009 Annual Meeting of Stockholders may be found on page 6 of the Proxy Statement. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

        The Notice of Annual Meeting and Proxy Statement is accompanied by the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

        Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be Held on May 21, 2009: This Proxy Statement for the 2009 Annual Meeting of the Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.pinnaclegas.com/proxy.html.

ON BEHALF OF THE BOARD OF DIRECTORS
Ronald T. Barnes Secretary

April 17, 2009

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PINNACLE GAS RESOURCES, INC.
1 E. Alger
Sheridan, Wyoming 82801

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2009

April 17, 2009

To the Stockholders of Pinnacle Gas Resources, Inc.:

        The accompanying proxy is solicited on behalf of the Board of Directors of Pinnacle Gas Resources, Inc. to be voted at the 2009 Annual Meeting of Stockholders (the "Annual Meeting") of Pinnacle Gas Resources, Inc. (the "Company") to be held on Thursday, May 21, 2009 and any postponement or adjournment thereof. Stockholders of record at the close of business on Thursday, March 26, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment.

        When a properly executed proxy is received prior to the Annual Meeting, the shares represented will be voted at the Annual Meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the Annual Meeting in person and so notifying the inspector of elections. Unless so revoked, the shares represented by the proxy will be voted as described therein at the Annual Meeting and any adjournments thereof.

        Management does not intend to present any business for a vote at the Annual Meeting other than (1) the election of directors and (2) the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent auditor for the fiscal year ending December 31, 2009. Unless stockholders specify otherwise in their proxy, their shares will be voted FOR the election of the nominees listed in this proxy statement and FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent auditor.

        If other matters requiring the vote of stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

        The complete mailing address of the Company's executive offices is 1 E. Alger, Sheridan, Wyoming 82801. The approximate date on which this proxy statement and the accompanying proxy card are being sent or given to the stockholders of the Company is April 17, 2009.

Voting Securities

        At the close of business on Thursday, March 26, 2009, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 29,188,009 shares of common stock outstanding held of record by approximately 60 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of our common stock held on the record date. Stockholders do not have cumulative voting rights.

Voting Procedures

        A majority of the outstanding shares of our common stock present or represented by proxy at the Annual Meeting constitutes a quorum for the transaction of business. Computershare Trust Company, N.A. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the Annual Meeting. The Board of Directors will appoint an inspector of elections prior to the Annual Meeting.

        The affirmative vote of holders of a plurality of our common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. The ratification of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor must receive a "For" vote by the majority of shares present or represented by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect on the outcome of the vote.

        Stockholders who send in proxies but attend the Annual Meeting in person may withdraw their proxies and vote directly if they prefer or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

PURPOSES OF THE MEETING

        At the Annual Meeting, the stockholders will consider and vote on the following matters:

  1.
  Election of two (2) Class III directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such person's term in 2012 and until such person's respective successor is duly elected and qualified or until such person's earlier death, resignation or removal;

  2.
  Ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent auditor for the fiscal year ending December 31, 2009; and

  3.
  Transaction of any other business as may properly come before the Annual Meeting or postponement or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

        Unless otherwise indicated, the terms "Company," "we," "our," and "us" are used in this proxy statement to refer to Pinnacle Gas Resources, Inc.

WHY DID YOU SEND ME THIS PROXY STATEMENT?

        The Board of Directors of Pinnacle Gas Resources, Inc., a Delaware corporation, seeks your proxy for use in voting at our 2009 Annual Meeting of Stockholders (the "Annual Meeting") or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting will be held on Thursday, May 21, 2009 beginning at 9:00 a.m. (Mountain Daylight Time) at Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card on or about April 17, 2009 to all record holders of our common stock, par value $0.01, entitled to vote at the Annual Meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K to stockholders for the fiscal year ended December 31, 2008.

WHAT AM I VOTING ON?

        At the Annual Meeting, stockholders will consider and vote on the following matters:

  (1)
  Election of two (2) Class III directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such director's term in 2012 and until such director's respective successor is duly elected and qualified or until such person's earlier death, resignation or removal;

  (2)
  Ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent auditor for the fiscal year ending December 31, 2009; and

  (3)
  Transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

WHO CAN VOTE?

        Only holders of record of our common stock at the close of business on Thursday, March 26, 2009, the record date, will receive notice of, and be entitled to vote at, the Annual Meeting. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of common stock is prohibited, which means that the holders of a majority of shares voting for the election of directors can elect the nominees of our Board of Directors. At the close of business on the record date, 29,188,009 shares of our common stock were outstanding and entitled to vote.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?

        In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name, on each matter to be voted upon at the Annual Meeting.

        If your shares are held through a broker or other nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on any proposal which the record holder has discretionary authority.

        As the beneficial owner of shares, you are invited to attend the Annual Meeting. Please note, however, that if you are a beneficial owner and not the owner of record, you may not vote your shares in person at the meeting unless you obtain a "legal proxy" from the record holder that holds your shares. Please see "How Do I Vote In Person."

WHAT CONSTITUTES A QUORUM?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. As of the record date, March 26, 2009, there were 29,188,009 shares outstanding and entitled to vote. Thus, at least 14,594,005 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

        Proposal One, the election of the Class III directors, requires the affirmative vote of holders of a plurality of shares entitled to vote and present or represented by proxy at the meeting. The nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" will affect the outcome. Withheld votes or broker non-votes, as described below, will not affect the outcome of the vote on Proposal One.

        Proposal Two, the ratification of our independent auditor, which will ratify Ehrhardt Keefe Steiner & Hottman PC as our independent auditor, must receive a "For" vote by the majority of shares present or represented by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect on the outcome of the vote.

HOW ARE VOTES COUNTED AND HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?

        Computershare Trust Company, N.A. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls. The Board of Directors will appoint an inspector of elections prior to the meeting.

        Votes withheld and abstentions are deemed as "present" at the Annual Meeting and are counted for quorum purposes. Votes withheld and abstentions will have the same effect as a vote against the matter with respect to Proposal Two, but will have no effect on Proposal One. A "broker non-vote" is when a broker votes in its discretion on one or more "routine" matters, but does not receive instructions from a beneficial owner of shares as to how to vote those shares on "non-routine" matters. Broker non-votes will be counted for purposes of a quorum, but will not be counted as votes for or against a proposal. Your shares will not be voted on any proposal which your broker does not have discretionary authority.

WHO IS SOLICITING MY PROXY?

        We are soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and employees of the Company who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at our expense by brokers, nominees, custodians, and other similar parties.

HOW DO I VOTE IN PERSON?

        If you plan to attend the Annual Meeting and vote in person, each stockholder may be asked to present valid picture identification, such as a driver's license or passport. We will give you a ballot when you arrive. However, if your shares of stock are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee reflecting stock ownership as of the record date.

  Driving Directions to Westin Tabor Center:

  From East
  Take Interstate 70 West to I-25 South to the Speer Boulevard South exit. Turn left onto Lawrence and proceed to the hotel.

  From North
  Take Interstate 25 South to the Speer Boulevard South Exit. Proceed to Lawrence Street. Turn left onto Lawrence and continue to the hotel.

  From Denver International Airport
  Exit the airport on Peña Boulevard and head south to Interstate 70 West. From I-70 West, take Interstate 25 South to the Speer Boulevard exit (#212A). Continue on Speer to Lawrence and turn left. The hotel is on the right side of Lawrence.

  From West
  Take I-70 East to I-25 South to the Speer Boulevard South exit. Turn left onto Lawrence and proceed to the hotel.

  From South
  Take I-25 North to the Speer Boulevard South exit. Proceed to Lawrence Street, turn left, and continue to the hotel.

HOW DO I VOTE MY PROXY?

        Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named as proxies on your proxy card) will vote your shares of stock as you have directed. If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

          (1)   FOR the election of the two nominees for director proposed by the Board of Directors; and

          (2)   FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent auditor for the fiscal year ending December 31, 2009; and

        If any other matter is properly presented at the Annual Meeting, the individuals named on your proxy card will vote your shares using their best judgment.

HOW MAY I REVOKE MY SIGNED PROXY CARD?

        You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

  •
  First, you can send a written notice in advance of the Annual Meeting to the Company's Secretary at 1 E. Alger, Sheridan, Wyoming 82801, stating that you would like to revoke your proxy.

  •
  Second, you can complete and submit a later-dated proxy card.

  •
  Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the Annual Meeting as described below.

        If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD FROM PINNACLE?

        It indicates that your shares of stock are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your shares of stock are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information.

        If you would like additional copies of this proxy statement or the Company's Annual Report on Form 10-K for the year ended December 31, 2008 (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Pinnacle Gas Resources, Inc.
1 E. Alger
Sheridan, Wyoming 82801
Attention: Ronald T. Barnes
Chief Financial Officer, Senior Vice President and Secretary

PROPOSAL ONE:

ELECTION OF DIRECTORS

Election of Directors

        Our Board of Directors consists of seven directors. The Company's Amended and Restated Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. In accordance with the Amended and Restated Bylaws of the Company, directors are elected to hold office until the end of their respective term and until their successors are elected and qualified or until their earlier death, resignation or removal. Two (2) Class III directors will be elected at the 2009 Annual Meeting of Stockholders to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2012. Our Nominating and Corporate Governance Committee (excluding Ms. Schnabel who is a nominee) considered the qualifications of each of the nominees for election at the Annual Meeting, and unanimously recommended that each nominee be submitted for re-election to the Board of Directors.

        Directors are elected by a plurality of the votes properly cast in person or by proxy. If a quorum is present and voting, the three nominees receiving the highest number of affirmative votes will be elected. The persons whose names are set forth as proxies in the enclosed proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Abstentions and broker non-votes will have no effect on the votes. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominee Directors

        Set forth below are the names of the persons nominated by the Board of Directors. Each of the nominees listed below has consented to be named in this proxy statement and to serve as a Class III director, if elected.

INCUMBENT DIRECTORS—CLASS III
AND NOMINEES FOR ELECTION
Terms Expiring in 2009

Name	Age	Position	Director Since
F. Gardner Parker	67	Director	2003
Susan C. Schnabel	47	Director	2005

        The principal occupations and employment of the nominees for director are set forth below:

        F. Gardner Parker.    Mr. Parker has served as a director since our inception in June 2003. Mr. Parker has served as a Trust Manager with Camden Property Trust, a real estate investment trust, since 1998 and a director since 1993. Mr. Parker also serves on the Board of Directors of Carrizo, Sharps Compliance Corp. and Hercules Offshore, Inc. Mr. Parker serves on the Board of Directors of the following private companies: Gillman Automobile Dealerships, Net Near U Communications, Camp Longhorn, Inc. and Sherwood Healthcare Inc. In addition, Mr. Parker serves as Chairman of Norton Ditto Inc. Mr. Parker also worked with Ernst & Ernst (now Ernst &Young LLP) for 14 years, for seven of which he served as a partner. Mr. Parker received a B.B.A. from The University of Texas.

        Susan C. Schnabel.    Ms. Schnabel has served as a director since July 2005. Ms. Schnabel has served as a Managing Director with and partner in DLJ Merchant Banking Partners, the leveraged corporate private equity platform of Credit Suisse's asset management business, since 1998. She joined

Donaldson, Lufkin and Jenrette's Investment Banking Division in 1990. In 1997, she left Donaldson, Lufkin and Jenrette's Investment Banking Division to serve as Chief Financial Officer of PETsMART, a high growth specialty retailer of pet products and supplies, and joined DLJ Merchant Banking in her present capacity in 1998. Ms. Schnabel is also a director of DeCrane Aircraft Holdings, Inc., Target Media Partners, Specialized Technology Resources, Total Safety, U.S., Luxury Optical Holdings, Inc., Frontier Drilling and Laramie Energy II, LLC. Ms. Schnabel received a B.S. from Cornell University and an M.B.A. from Harvard Business School.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A CLASS III DIRECTOR.

 Incumbent Directors

        Set forth below are the names of the persons continuing to be directors on the Board of Directors of the Company.

INCUMBENT DIRECTORS—CLASS I
Terms Expiring in 2010

Name	Age	Position	Director Since
Jeffrey P. Gunst	32	Director	2003
Thomas G. McGonagle	49	Director	2007
Peter G. Schoonmaker	50	Chief Executive Officer, President and Director	2006

INCUMBENT DIRECTORS—CLASS II
Terms Expiring in 2011

Name	Age	Position	Director Since
Robert L. Cabes, Jr.	39	Director	2003
Sylvester P. Johnson, IV	53	Director	2003

        The principal occupations and employment of the continuing directors are set forth below:

        Jeffrey P. Gunst.    Mr. Gunst has served as a director since our inception in June 2003. Mr. Gunst serves as a Principal at Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors, where he has worked since its inception in July 2005. Mr. Gunst previously worked with Global Energy Partners, or GEP, a specialty group within Credit Suisse's asset management business that made investments in energy companies, beginning in 2001. Mr. Gunst currently serves as a director of Celtique Energie Limited, Peregrine Oil and Gas II, Spartan Offshore Holdings, Hansa Hydrocarbons, Royal Offshore, and ACP II Marcellus. From 1999 until joining GEP, Mr. Gunst was an investment banker for Credit Suisse and Donaldson, Lufkin and Jenrette where he worked primarily on energy transactions. Mr. Gunst received a B.B.A. and B.S. from Southern Methodist University.

        Thomas G. McGonagle.    Mr. McGonagle became a director in August 2007 and was elected Chairman of our Board of Directors in March 2009. From April 2007 to December 2008, Mr. McGonagle was Senior Vice President—Corporate Development at MacDermid, Incorporated, a specialty chemical company (formerly listed on NYSE: MRD). From 2003 until joining MacDermid, Mr. McGonagle was Senior Vice President and Chief Financial Officer at Vistar Corporation, a

national food distribution company. From 2001 to 2003, Mr. McGonagle was Managing Director and Co-Head of the US Merchant Banking Group at Babcock & Brown LP in New York. From 1987 until joining Babcock & Brown, Mr. McGonagle was Managing Director of the Financial Sponsors Group of Donaldson, Lufkin & Jenrette / Credit Suisse. In this role, Mr. McGonagle was involved in numerous principal investment transactions, debt and equity securities offerings, and mergers and acquisitions across many different industries. Mr. McGonagle is also a director of Consolidated Container Company LLC, located in Atlanta, Georgia. Mr. McGonagle received a B.A. in Economics from Dartmouth College and a M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

        Peter G. Schoonmaker.    Mr. Schoonmaker has served as Pinnacle's Chief Executive Officer since Pinnacle's inception in June 2003, and as President and a director since February 2006. Mr. Schoonmaker has over 16 years of experience in the acquisition, exploration and development of coalbed methane properties as well as conventional oil and gas properties. From 1980 to 1985 Mr. Schoonmaker was an independent landman for various oil and gas companies and operated a land management company in Denver, Colorado. From 1985 to 1995 he served as President, owner and operator of a land and agricultural company based in Colorado and Wyoming. In 1995, Mr. Schoonmaker joined U.S. Energy, a publicly held mining and energy company, as a land manager and also became Executive Vice President and a director of Yellowstone Fuels Corporation, a subsidiary of U.S. Energy. In November 1999, U.S. Energy formed Rocky Mountain Gas, a coal bed natural gas company. He served as President, Chief Operating Officer and was a director of Rocky Mountain Gas from its inception until June 23, 2003.

        Robert L. Cabes, Jr.    Mr. Cabes has served as a director since Pinnacle's inception in June 2003. Mr. Cabes is a Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, healthcare and media sectors. From April 2001 to June 2005, Mr. Cabes served as a Principal of Global Energy Partners, or GEP, a specialty group within Credit Suisse's asset management business that made investments in energy companies. Mr. Cabes currently serves as a director of Spartan Offshore Holdings, ACP II Marcellus, Celtique Energie Limited, Geokinetics, Hansa Hydrocarbons, Laramie Energy, Manti Exploration, MedServe, and Royal Offshore. Prior to joining GEP, Mr. Cabes was with Credit Suisse's and Donaldson, Lufkin and Jenrette's Investment Banking Division (prior to its acquisition by Credit Suisse in 2000) where he worked on debt and equity securities underwriting and mergers and acquisitions for energy companies. Before joining Donaldson, Lufkin and Jenrette, Mr. Cabes spent six years with Prudential Securities in its energy corporate finance group in Houston and New York. Mr. Cabes holds a B.B.A. from Southern Methodist University and is a CFA charterholder.

        Sylvester P. Johnson, IV.    Mr. Johnson has served as a director since Pinnacle's inception in June 2003. Mr. Johnson has served as President, Chief Executive Officer and a director of Carrizo since December 1993. Prior to December 1993, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson serves as a director of Basic Energy Services, Inc. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

 2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven A. Webster(2)	$30,750	$30,250	$—	$61,000
Robert L. Cabes, Jr.	42,500	30,250	—	72,750
Jeffrey P. Gunst	29,500	30,250	—	59,750
Sylvester P. Johnson, IV(3)	41,000	30,250	—	71,250
F. Gardner Parker	56,000	30,250	—	86,250
Susan C. Schnabel(4)	36,250	30,250	—	66,500
Thomas G. McGonagle	35,500	30,250	—	65,750
Peter G. Schoonmaker(5)	—	—	—	—

    (1)
    Each non-employee director was granted 12,500 shares of restricted stock effective August 25, 2009. The shares of restricted stock vested on December 31, 2008. The grant date fair value of the grants to our non-employee directors was $30,250.

    (2)
    Mr. Webster resigned from the board of directors, effective March 23, 2009.

    (3)
    All cash compensation earned by Mr. Johnson for his service as a director goes directly to Carrizo.

    (4)
    All cash and equity compensation earned by Ms. Schnabel for her service as a director goes directly to DLJ Merchant Banking.

    (5)
    Mr. Schoonmaker is our President and Chief Executive Officer and receives no compensation for serving as a director.

        All non-employee directors received an annual fee of $20,000 in 2008. In addition, the chairman of each of the following committees received the following annual fees: Audit Committee—$15,000, Compensation Committee—$5,000, and Nominating and Corporate Governance Committee—$5,000. Non-employee directors received a fee of $1,500 for each board or committee meeting attended in person and a fee of $1,000 for attendance at a board or committee meeting held telephonically. Our non-employee directors also received a grant of 12,500 shares of restricted stock as compensation for their service in 2008. These shares of restricted stock vested on December 31, 2008. The Board of Directors expects that cash compensation to non-employee directors will remain the same in 2009, and has not yet authorized 2009 equity grants to directors. In connection with the appointment of Mr. McGonagle as Chairman of the Board, the Board approved an additional annual fee of $50,000 for the Chairman.

        Employee directors do not receive compensation for service on our board or committees. Pursuant to company policy, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses incurred in connection with service on the board and any committees.

        Each director will be fully indemnified by us for actions associated with being a member of our board to the extent permitted under Delaware law as provided in our second amended and restated certificate of incorporation, our amended and restated bylaws and the indemnification agreements by and between us and each of our directors.

PROPOSAL TWO:

RATIFICATION OF EHRHARDT
KEEFE STEINER & HOTTMAN PC
AS OUR INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2009, and has directed that management submit the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for ratification by the stockholders at the Annual Meeting. Ehrhardt Keefe Steiner & Hottman PC has audited our financial statements since our inception in June 2003. A representative of Ehrhardt Keefe Steiner & Hottman PC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

        Stockholder ratification of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor is not required by our Amended and Restated Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ehrhardt Keefe Steiner & Hottman PC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees paid

        The following table presents the fees billed to us by Ehrhardt Keefe Steiner & Hottman PC for professional services rendered to us during 2008 and 2007, by category:

	2008	2007
	(In thousands)
Audit fees	$208	$195
Audit-related fees(1)	111	145
Tax fees(2)	33	44
All other fees(3)	70	—

Total	$422	$384

    (1)
    Fees in 2008 were primarily related to the failed merger with Quest Resources Corporation. Fees in 2007 were primarily related to the company's initial public offering.

    (2)
    Fees were paid for tax return preparation, tax planning, tax research and tax evaluation of business transactions.

    (3)
    Fees related to assistance with implementation of Sarbanes Oxley requirements.

Audit Committee Pre-Approval Policies

        In order to assure the continued independence of our independent auditor, our Audit Committee has adopted a policy requiring its pre-approval of all audit and non-audit services performed for us by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Ehrhardt Keefe Steiner & Hottman PC, subject to maximum dollar limitations. All other engagements for services to be performed by Ehrhardt Keefe Steiner & Hottman PC must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated.

        The Audit Committee, or a designated member thereof, pre-approved all engagements by us of Ehrhardt Keefe Steiner & Hottman PC during 2007 and 2008, including the terms and fees thereof, and the Audit Committee concluded that all such engagements were compatible with the continued independence of Ehrhardt Keefe Steiner & Hottman PC in serving as our independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS OUR INDEPENDENT AUDITOR.

PROPOSAL THREE:

OTHER BUSINESS

        The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as they deem appropriate, and as they shall determine to be in the best interest of Pinnacle Gas Resources, Inc. and its stockholders, unless they are directed by the proxy to do otherwise.

BY ORDER OF THE BOARD OF DIRECTORS
Thomas G. McGonagle Chairman

April 17, 2009

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

CORPORATE GOVERNANCE

Board of Directors

        Our Board of Directors currently consists of seven directors: three Class I directors with terms expiring at the 2010 Annual Meeting of Stockholders, two Class II directors with terms expiring at the 2011 Annual Meeting of Stockholders, and two Class III directors with terms expiring at the 2009 Annual Meeting of Stockholders. There is no family relationship between any director and any other director or executive officer.

Director Independence

        Our Board of Directors has determined that all of the directors serving during 2008, other than Peter G. Schoonmaker, were independent directors under the NASDAQ listing standards. Our Board of Directors considered all relevant facts and circumstances in determining that none of these directors, other than Mr. Schoonmaker, has any relationship with us or our management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Among other things, our Board of Directors considered the independence tests listed below. Pursuant to these independence tests, a director may not be deemed to be independent if any of the following relationships exists:

  •
  the director is, or at any time during the last three years was, employed by us;

  •
  the director or any family member of the director has accepted compensation from us in excess of $120,000 during any period of twelve consecutive months during the last three years, other than Board of Directors or committee fees, compensation paid to a family member who is a non-executive employee of us, benefits under a tax-qualified retirement plan or non-discretionary compensation;

  •
  the director is a family member of a person who is, or at any time during the last three years was, employed by us as an executive officer;

  •
  the director or any family member of the director is a partner in, or a controlling stockholder or executive officer of, any organization to which we made, or from which we received, payments for property or services during the current or last three years that exceeded the greater of 5% of the recipient's consolidated gross revenues for that year or $200,000, other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

  •
  the director or any family member of the director is employed as an executive officer of another entity where at any time during the last three years any of our executive officers serve on the compensation committee of such other entity; or

  •
  the director or any family member of the director is a current partner of our outside auditor, or the director or any family member of the director was a partner or employee of our outside auditor who worked on our audit at any time during the last three years.

        Our Board of Directors has determined that each of the current members of our Audit, Compensation and Nominating and Corporate Governance Committees is independent under the independence standards applicable to such committees. In accordance with NASDAQ listing standards, each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of independent directors.

        Messrs. Cabes and Gunst have in the past provided consulting services to certain DLJ Merchant Banking portfolio companies through arrangements with MB Advisory Partners, LLC, an affiliate of Avista Capital Holdings, L.P., a private equity firm that makes investments in the energy sector.

Ms. Schnabel is a Managing Director of DLJ Merchant Banking. As described elsewhere in this proxy statement, funds affiliated with DLJ Merchant Banking own approximately 32.9% of our common stock. In addition, Mr. Johnson serves as President and Chief Executive Officer and a director of Carrizo, which indirectly owns approximately 8.3% of our common stock. Mr. Parker is also a director of Carrizo. These relationships were considered by our Board of Directors in making its independence determinations, and the Board of Directors determined that none of these relationships would prevent the aforementioned directors from exercising independent judgment in carrying out their responsibilities.

Board of Directors and Committee Meetings and Attendance

        The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Hedging Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of these charters are available on our website at www.pinnaclegas.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

        The Board of Directors held 8 meetings during the year ended December 31, 2008. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees, on which he or she served, held during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee and the membership of each committee during the year ended December 31, 2008. Peter G. Schoonmaker, Thomas G. McGonagle and Robert L. Cabes, Jr. attended the 2008 Annual Meeting of the Stockholders.

Name	Audit	Compensation	Nominating and Corporate Governance
Steven A. Webster(1)
Robert L. Cabes, Jr.		Chair
Jeffery P. Gunst
Sylvester P. Johnson, IV	X	X	X
Thomas G. McGonagle(2)	X		X
F. Gardner Parker	Chair	X
Susan C. Schnabel		X	Chair
Peter G. Schoonmaker
Number of Meetings held in 2008	5	4	1

    (1)
    Mr. Webster resigned from the Board of Directors, effective March 23, 2009.

    (2)
    Mr. McGonagle was elected Chairman of the Board on March 24, 2009.

Audit Committee

  Membership

        Our Audit Committee currently consists of F. Gardner Parker (Chairman), Sylvester P. Johnson, IV and Thomas G. McGonagle. The Board of Directors annually reviews the definition of independence for Audit Committee members and has determined that all current members of our Audit Committee are independent (as independence is currently defined by NASDAQ listing requirements and SEC rules). In addition, the Board of Directors has determined that Mr. Parker is an audit committee financial expert (as defined by SEC rules). The principal duties of the Audit Committee include the following:

  •
  to oversee and review our accounting and financial reporting processes and the audits and integrity of our financial statements;

  •
  to oversee our compliance with legal and regulatory requirements;

  •
  to engage and evaluate the qualifications and independence of our independent auditor; and

  •
  to review our procedures for internal auditing and the adequacy of our internal accounting controls.

Report of the Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the Company's financial reporting process. The Audit Committee's responsibilities are more fully described in its charter, which is accessible through the Company's website at www.pinnaclegas.com.

        Management has the primary responsibility for the preparation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditor, Ehrhardt Keefe Steiner & Hottman PC, is responsible for performing an independent audit of the financial statements and expressing an opinion thereon.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with the Company's management, and has discussed with Ehrhardt Keefe Steiner & Hottman PC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, Ehrhardt Keefe Steiner & Hottman PC has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ehrhardt Keefe Steiner & Hottman PC its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
F. Gardner Parker, Chairman Sylvester P. Johnson, IV Thomas G. McGonagle

Compensation Committee

  Membership

        Our Compensation Committee currently consists of Robert L. Cabes, Jr. (Chairman), Sylvester P. Johnson, IV, F. Gardner Parker and Susan C. Schnabel, each of whom is an independent director (as independence is currently defined by NASDAQ listing requirements). This proxy statement includes the report of our Compensation Committee and the Compensation Discussion & Analysis, which focuses on executive compensation. The principal duties of the Compensation Committee include the following:

  •
  to administer our stock plans and incentive compensation plans, including our Stock Incentive Plan, and in this capacity, make all option grants or awards to our directors and employees under such plans;

  •
  to make recommendations to the Board of Directors with respect to the compensation of our Chief Executive Officer and our other executive officers; and

  •
  to establish compensation and employee benefit policies.

Nominating and Corporate Governance Committee

  Membership

        Our Nominating and Corporate Governance Committee currently consists of Susan C. Schnabel (Chairperson), Sylvester P. Johnson, IV, and Thomas G. McGonagle, each of whom is an independent director (as independence is currently defined by NASDAQ listing requirements). The principal duties of the Nominating and Corporate Governance Committee include the following:

  •
  to identify, recruit, evaluate and recommend individuals for election to the Board of Directors and the committees thereof as well as to fill any vacancies, consistent with criteria approved by the Board of Directors;

  •
  to develop a policy with regard to the consideration of any director candidates recommended by stockholders of the Company and the procedures to be followed by such stockholders in making such recommendations;

  •
  to develop and oversee the Company's policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the Company's directors, officers and employees, which shall include oversight of the Company's Code of Ethics and its Corporate Governance Guidelines (as well as the sole responsibility for granting any waivers thereunder); and

  •
  to oversee the evaluations of the Board of Directors, the committees of the Board of Directors and management.

Director Nomination Procedures

        All director nominees will be evaluated and recommended for nomination by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors the selection criteria for director nominees and the appropriate skills and characteristics required of Board members in the context of the then current composition of the Board of Directors. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  the candidate's exact name, age, principal occupation, business address and telephone number and residence addresses and telephone number, the number of shares (if any) of each class of stock of the Company owned directly or indirectly by such person and all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including the candidate's written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

  •
  the name and address of the stockholder, the stockholder's principal occupation, business address and telephone number and residence address and telephone number, the class and number of shares of the Company which are held of record or beneficially owned by him and the dates upon which the stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and

  •
  a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

        The stockholder recommendation and information described above must be sent to the Corporate Secretary at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary, not less than 120 days in advance of the first anniversary of the date of the Company's proxy statement for the previous year's annual meeting of stockholders or, if the date of the annual meeting of stockholders has changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, the notice must be received by the Company not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

        The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate he or she (1) has business and/or professional knowledge and experience that will benefit the Company, its business and the goals and perspectives of its stockholders, (2) is well regarded in the community, with a long-term reputation for honesty and integrity, (3) has good common sense and judgment, (4) has a positive record of accomplishment in present and prior positions, (5) will set high expectations for management, and (6) has the time, energy, interest and willingness to become involved in the Company and its future.

Corporate Governance Guidelines and Practices

        We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found at our website at www.pinnaclegas.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Code of Ethics

        The Board of Directors adopted our Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.pinnaclegas.com. Amendments to, and waivers from, the Code of Ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards; however, any technical, administrative or other non-substantive amendments to the Code of Ethics may not be posted. Please be aware that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet addresses or at our website in general is intended or deemed to be incorporated by reference. We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from a provision of this code of ethics by posting such information on our website at www.pinnaclegas.com under "Corporate Governance."

MANAGEMENT

Executive Officers

        Our executive officers are appointed by our Board of Directors and serve at their discretion. None of our executive officers and directors are related. Set forth below is information regarding our current executive officers:

Name	Age	Position
Peter G. Schoonmaker	50	Chief Executive Officer and President
Ronald T. Barnes	49	Chief Financial Officer, Senior Vice President and Secretary

        Peter G. Schoonmaker.    Mr. Schoonmaker has served as Pinnacle's Chief Executive Officer since Pinnacle's inception in June 2003, and as President and a director since February 2006. Mr. Schoonmaker has over 16 years of experience in the acquisition, exploration and development of coalbed methane properties as well as conventional oil and gas properties. From 1980 to 1985 Mr. Schoonmaker was an independent landman for various oil and gas companies and operated a land management company in Denver, Colorado. From 1985 to 1995 he served as President, owner and operator of a land and agricultural company based in Colorado and Wyoming. In 1995, Mr. Schoonmaker joined U.S. Energy, a publicly held mining and energy company, as a land manager and also became Executive Vice President and a director of Yellowstone Fuels Corporation, a subsidiary of U.S. Energy. In November 1999, U.S. Energy formed Rocky Mountain Gas, a coal bed natural gas company. He served as President, Chief Operating Officer and was a director of Rocky Mountain Gas from its inception until June 23, 2003.

        Ronald T. Barnes.    Mr. Barnes has served as our Chief Financial Officer and Senior Vice President since December 2005 and our Secretary since February 2006 and since joining Pinnacle in January 2004, has also served as our Vice President—Finance and our Controller. Mr. Barnes has 25 years of experience in public accounting and industry related to all aspects of the upstream sector of oil and gas acquisition, exploration, development and production. Prior to joining Pinnacle, Mr. Barnes worked for EnCana Oil and Gas (USA), Inc. from 2002 through January, 2004 as lead controller and was responsible for all accounting aspects of U.S. operations. From 1988 through 2002, Mr. Barnes held various positions with JN Exploration and Production LP, including most recently serving as Controller and Vice President of Marketing of JN Exploration and Production where he managed the accounting and marketing for the acquisition, drilling and production of properties in 17 states and the Outer Continental Shelf of the Gulf of Mexico. From 1983 through 1988, Mr. Barnes held various positions with Raymond T. Duncan Oil Properties and from 1981 through 1983, he worked for a major public accounting firm. Mr. Barnes is a member of the Council of Petroleum Accountants Societies, the Independent Petroleum Association of Mountain States, the Petroleum Association of Wyoming and the Montana Petroleum Association. Mr. Barnes earned a B.S. in accounting from the University of Wyoming and an M.B.A. from the University of Colorado.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of April 9, 2009 concerning the shares of our capital stock beneficially owned by:

  •
  each person known by us to be the beneficial owner of 5% or more of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, and their address is c/o Pinnacle Gas Resources, Inc., 1 E. Alger, Sheridan, Wyoming 82801.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
DLJ Merchant Banking Partners III, L.P. and affiliated funds(2)	9,601,017	32.9%
CCBM, Inc.(3)	2,436,253	8.3
William E. Hazel(4)	2,887,754	9.9
Ronald L. Eubel(5)	2,877,704	9.9
Eubel Brady & Suttman Asset Management, Inc.(6)	2,875,754	9.9
Highview Capital Management, LLC(7)	2,842,051	9.7
Peter G. Schoonmaker(8)	336,100	1.2
Ronald T. Barnes(9)	268,500	*
Robert L. Cabes, Jr.(10)	31,545	*
Thomas G. McGonagle(11)	27,000	*
Jeffrey P. Gunst(10)	19,045	*
Sylvester P. Johnson, IV(10)(12)	19,045	*
F. Gardner Parker(10)	17,287	*
Susan C. Schnabel(10)(13)	19,045	*
All directors and executive officers as a group (8 persons)	765,703	2.6%

*
Less than 1%.

(1)
The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the stockholder has sole or shared voting power or investment power and also any shares that the stockholder has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)
The reported shares are held by the following funds: (i) DLJ Merchant Banking Partners III, L.P.; (ii) DLJ Offshore Partners III, C.V.; (iii) DLJ Offshore Partners III-1, C.V.; (iv) DLJ Offshore Partners III-2, C.V.; (v) DLJ MB Partners III GmbH & Co. KG; (vi) Millennium Partners II, L.P.; and (vii) MBP III Plan Investors, L.P. The reported shares include 19,045 shares of restricted common stock granted to Susan C. Schnabel in her capacity as a director of the company, which shares are held for the benefit of, and upon lapse of the restrictions will be transferred to, DLJ Merchant Banking III, Inc.

  Credit Suisse, a Swiss bank (the "Bank"), owns a majority of the voting stock of Credit Suisse Holdings (USA) Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation ("CS-USA"). The entities discussed in the previous paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse's asset management business. The ultimate parent company of the Bank is Credit Suisse Group ("CSG"). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries.

  All of the DLJ Merchant Banking entities can be contacted at Eleven Madison Avenue, New York, NY 10010-3629, except for the three "Offshore Partners" entities, which can be contacted at John B. Gosiraweg, 14 Willemstad, Curacao, Netherlands Antilles.

(3)
CCBM, Inc. is a wholly owned subsidiary of Carrizo Oil & Gas, Inc. The address of each of Carrizo Oil & Gas Inc. and CCBM, Inc. is 1000 Louisiana Street, Suite 1500, Houston, Texas 77002. The reported shares include the 19,045 shares of restricted common stock granted to Sylvester P. Johnson, IV, some of which have vested.

(4)
Mr. Hazel has sole voting and dispositive power over 12,000 shares. The reported shares include 2,875,754 shares held by Eubel Brady & Suttman Asset Management, Inc. ("EBS"). As a result of his ownership of and position with EBS, Mr. Hazel may be deemed to be an indirect beneficial owner of the 2,875,754 shares held by EBS. The address of Mr. Hazel is 7777 Washington Village Dr., Suite 210, Dayton, OH 45459.

(5)
Mr. Eubel has sole voting and dispositive power over 1,950 shares. The reported shares include 2,875,754 shares held by EBS. As a result of his ownership of and position with EBS, Mr. Eubel may be deemed to be an indirect beneficial owner of the 2,875,754 shares held by EBS. The address of Mr. Eubel is 7777 Washington Village Dr., Suite 210, Dayton, OH 45459.

(6)
The address of EBS is 7777 Washington Village Dr., Suite 210, Dayton, OH 45459. Due to their ownership of and positions with EBS, Messrs. Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive may be deemed to be indirect beneficial owners of the reported shares.

(7)
Highview Capital Management, LLC has shared voting and dispositive power over the reported shares. Jeffrey Scott Wallace also has shared voting and dispositive power over the reported shares. PNR Multi-Strategy Energy, LLC has shared voting and dispositive power over 1,847,360 of the reported shares.

(8)
The reported shares include 82,500 and 150,000 shares issuable within 60 days upon exercise of options granted under our 2003 Stock Option Plan and Stock Incentive Plan, respectively. The reported shares also include 30,000 shares of restricted common stock that were granted effective July 20, 2007 and vest in equal one-third increments on the third, fourth and fifth anniversaries of the date of grant, and 35,000 shares of restricted common stock that were granted on August 25, 2008 and vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

(9)
The reported shares include 202,500 shares of common stock issuable within 60 days upon exercise of options granted under our Stock Incentive Plan. The reported shares also include 20,000 shares of restricted common stock that were granted effective July 20, 2007 and will vest in equal one-third increments on the third, fourth and fifth anniversaries of the date of grant, and 25,000 shares of restricted common stock that were granted on August 25, 2008 and will vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

(10)
The reported shares include 1,515 shares of restricted common stock that were granted effective April 11, 2006 and will vest on April 11, 2009.

(11)
The reported shares include 3,000 shares of restricted common stock that were granted effective August 22, 2007 and will vest as follows: 1,500 shares on August 22, 2009 and 1,500 shares on August 22, 2010.

(12)
Mr. Johnson is obligated to transfer to CCBM, Inc. upon vesting any shares of restricted common stock granted to him as a non-employee director.

(13)
Shares granted to Ms. Schnabel in her capacity as a director of the company are held for the benefit of, and upon lapse of the restrictions will be transferred to, DLJ Merchant Banking III, Inc.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth information regarding shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding	Weighted Average Exercise Price of Outstanding	Number of Securities Remaining Future Issuance
Equity compensation plans approved by stockholders	1,065,792	$5.66	1,684,208
Equity compensation plans not approved by stockholders	N/A	—	—
Total	1,065,792	$5.66	1,684,208

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Messrs. Cabes and Gunst have in the past provided consulting services to certain DLJ Merchant Banking portfolio companies through arrangements with MB Advisory Partners, LLC, an affiliate of Avista Capital Holdings, L.P., a private equity firm that makes investments in the energy sector. Ms. Schnabel is a Managing Director of DLJ Merchant Banking. As described elsewhere in this proxy statement, funds affiliated with DLJ Merchant Banking own approximately 32.9% of our common stock. In addition, Mr. Johnson serves as President and Chief Executive Officer and a director of Carrizo, which indirectly owns approximately 8.3% of our common stock. Mr. Parker is also a director of Carrizo. These relationships were considered by our Board of Directors in making its independence determinations, and the Board of Directors determined that none of these relationships would prevent the aforementioned directors from exercising independent judgment in carrying out their responsibilities.

Review, Approval or Ratification of Transactions with Related Persons

        Our Board of Directors is responsible for approving all related party transactions between us and any officer or director that would potentially require disclosure. As of the date of this proxy statement, the Board of Directors expects that any transactions in which related persons have a direct or indirect interest will be presented to the Board of Directors for review and approval. The Board of Directors has not adopted a written policy regarding related party transactions, but it makes inquiries to management and our auditors regarding any such transactions. We are not aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis of compensation arrangements of the named executive officers of the Company should be read together with the compensation tables and related disclosures set forth below.

 Compensation Committee Report

        The Compensation Committee of our Board of Directors has reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement relating to the 2009 Annual Meeting of Stockholders.

The Compensation Committee:
Robert L. Cabes, Jr., Chairman Sylvester P. Johnson, IV F. Gardner Parker Susan C. Schnabel

Compensation Discussion and Analysis

  Introduction

        Our named executive officers for the fiscal year ended December 31, 2008 were (1) Peter G. Schoonmaker, our Chief Executive Officer and President, and (2) Ronald T. Barnes, our Chief Financial Officer, Senior Vice President and Secretary. We did not have any other executive officers during this period.

        We first discuss our compensation policies and objectives as it relates to our named executive officers, including the elements of our compensation program and certain policies regarding stock ownership, tax deduction limits, recoupment of compensation and employment agreements. We then discuss the manner in which we determine the compensation of our named executive officers and our decisions regarding their compensation for 2008.

  Compensation Policies and Objectives

        Overall Policies and Objectives.    Our overall policy with respect to executive compensation has been to provide levels and types of compensation that attract and retain highly qualified executive officers and align their interests with those of our stockholders. We believe this policy is best accomplished by linking portions of their compensation with specific business and strategic objectives and our overall business and financial performance. Accordingly, our policy is to pay our executive officers a competitive compensation package that includes a significant incentive compensation component in addition to base salary. In addition, it is our policy to pay incentive compensation in both cash and equity consideration that is tied to both our short- and long-term performance. During 2008, short- and long-term incentive compensation could have potentially accounted for approximately 53.7% and 46.7% of Messrs. Schoonmaker's and Barnes' total compensation, respectively, although no payments were actually made under our short-term incentive compensation plan (the Management Incentive Plan), as described below. Long-term incentive compensation (in the form of grants of restricted stock that vest in one-third increments on the first, second and third anniversaries of the date of grant) accounted for approximately 12.0% and 10.3% of Messrs. Schoonmaker's and Barnes' total compensation during 2008, respectively (based on the grant date fair value of their restricted stock awards).

        Elements of Compensation.    We seek to achieve the compensation objectives for our named executive officers through compensation packages that consist of four principal elements:

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  a base salary;

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  a potential performance-based cash bonus;

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  long-term equity incentive awards, which in 2008 consisted of grants of restricted stock; and

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  limited perquisites and other benefits.

        These elements, taken together, promote the objectives described above and constitute a flexible and balanced approach to determining the total compensation of our named executive officers. For example, the performance-based cash bonus for 2008 was tied to our achievement of certain objective and subjective goals over a period of one year, while the ultimate value of the restricted stock will largely depend upon our overall performance over a multi-year period.

        We consider long-term equity incentive compensation to be an important element of our compensation program for our executive officers. We believe that meaningful equity participation by each executive officer motivates and rewards the creation and preservation of long-term stockholder value. This belief is reflected in the aggregate awards of stock options and restricted stock that have been made to our executive officers since our formation.

        Stock Ownership Policy.    We do not currently have any policies, requirements or guidelines relating to the level of ownership of our common stock by our directors or executive officers or to the hedging of the economic risk of such ownership. As of December 31, 2008, Messrs. Schoonmaker and Barnes owned 38,600 and 21,000 shares of our common stock, respectively, held options to purchase another 232,500 and 202,500 shares of our common stock, respectively, and held 65,000 and 45,000 shares of restricted common stock, respectively, subject to vesting requirements. On a fully diluted basis, Messrs. Schoonmaker and Barnes held approximately 1.1% and 0.9%, respectively, of our issued and outstanding common stock as of December 31, 2008.

        Policy with Respect to $1 Million Deduction Limit.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation's chief executive officer and up to three other executive officers whose compensation must be included in this proxy statement because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Since our initial public offering in 2007, the Compensation Committee has considered this deduction limit, but salaries and other compensation awards to our named executive officers have not exceeded this limit.

        Policy Regarding Recoupment of Compensation.    If we are required to restate our financial statements due to material non-compliance with financial reporting requirements under securities laws as a result of misconduct by an executive officer, applicable law permits us to recover incentive compensation from that executive officer (including profits realized from the sale of our common stock). In this event, our Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to an executive on the basis of performance targets having been achieved if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved (or appearing to be achieved) that would not have been achieved (or appeared to have been achieved) absent such misconduct.

        Employment Agreements.    We enter into employment agreements with senior executive officers, including our named executive officers, when the Compensation Committee determines that an employment agreement is desirable in order to obtain a measure of assurance regarding the executive's continued employment, or when the Compensation Committee determines that such an agreement may be necessary and appropriate to attract an executive in light of market conditions, the executive's experience and the company's practices with respect to other similarly situated officers.

  Determination of Executive Compensation

        Responsibilities of the Compensation Committee.    The Compensation Committee determines compensation with respect to our named executive officers. The Compensation Committee's responsibilities include:

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  evaluating and/or developing compensation policies applicable to executive officers of the company;

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  reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our named executive officers;

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  evaluating at least once a year the performance of our named executive officers in light of these established goals and objectives;

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  based on this evaluation, determining and approving the compensation of our named executive officers, including salary, bonus, incentive and equity compensation; and

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  periodically reviewing compensation paid to non-employee directors and recommending to the board any adjustments.

        Role of the Executive Officers in Determining Executive Compensation.    Our Compensation Committee determines the compensation for our named executive officers, although the full Board of Directors has input into their subjective performance evaluations. Mr. Schoonmaker has no role in determining his own compensation. As our Chief Executive Officer and President and a director, Mr. Schoonmaker evaluates the performance of Mr. Barnes, and the Compensation Committee considers Mr. Schoonmaker's evaluation when determining Mr. Barnes' compensation. Mr. Barnes has no role in determining his own compensation or that of Mr. Schoonmaker.

        Use of Outside Consultants.    During 2008, the Compensation Committee retained an outside compensation consultant, A G Ferguson & Associates, Inc., to assist the Compensation Committee in making compensation decisions. Among other things, the compensation consultant reviewed the base salaries, bonuses and equity awards of executives at several similarly-sized publicly traded companies in the oil and gas industry. These companies were NGAS Resources, Inc., TXCO Resources Inc., GeoMet, Inc., Warren Resources, Inc., Double Eagle Petroleum Co., Cano Petroleum, Inc., Infinity Energy Resources, Inc., Kodiak Oil & Gas Corp., Crimson Exploration, Gasco Energy Inc. and American Oil & Gas Inc. The Compensation Committee did not set the 2008 compensation of our named executive officers within a specified percentile range of the compensation paid by the comparable companies, and there were no specified guidelines for the use of the data provided by the compensation consultant. Rather, the Compensation Committee used the information regarding the compensation paid by comparable public companies in a general manner to help define competitive levels of base salary, bonus and equity compensation compared to companies with similar profiles. Although the Compensation Committee considered the comparative data carefully, it did not consider such data to be determinative because it believes that a subjective evaluation of the performance of our named executive officers should be paramount.

  2008 Executive Compensation

        Base Salary.    Generally, base salaries are determined according to the following factors: the individual's experience level, the scope and complexity of the position held, and the annual performance of the individual. Messrs. Schoonmaker's and Barnes' initial base salaries for 2008 were set at $250,000 and $200,000, respectively. Messrs. Schoonmaker's and Barnes' initial base salaries for 2008 were unchanged from their base salaries during 2007 due to the pendent merger with Quest Resource Corporation, which did not ultimately occur. In November, 2008, in light of the challenging economic and operating environment faced by the company, Messrs. Schoonmaker and Barnes voluntarily reduced their base salaries to $200,000 and $170,000, respectively.

        For 2009, the base salaries of Messrs. Schoonmaker and Barnes are expected to remain unchanged from their reduced 2008 levels ($200,000 and $170,000, respectively).

        Performance-Based Bonus.    During 2008, we approved a Management Incentive Plan, or MIP. The MIP was intended to provide annual incentive compensation for our key executives that was tied to the achievement of critical strategic, operating and financial goals and objectives. Each of Messrs. Schoonmaker and Barnes was assigned performance measures that would affect the amounts paid under the MIP. Each performance measure included a range of levels of achievement. The objective performance measures for the MIP are set forth in the table below.

Performance Metric	Threshold	Target	Maximum
Net production volume (Bcf)	3.8	4.7	5.6
Proved reserve additions (Bcf)	12	15	18
Lease operating expenses ($/well/month)	$1,100	$950	$800

        For each of Messrs. Schoonmaker and Barnes, the objective factors listed in the table above were given a relative weight of 10% in the overall annual bonus calculation. Other than with respect to these objective factors, no quantitative performance targets were established for either Mr. Schoonmaker or Barnes.

        Under the MIP, Mr. Schoonmaker's annual bonus was also tied to the following subjective performance measures: investor relations (relative weight—10%) and board communication (relative weight—10%). In addition, a portion of Mr. Schoonmaker's annual bonus was tied to Mr. Barnes' overall success in achieving his goals and objectives for 2008 (relative weight—20%). Finally, a portion of Mr. Schoonmaker's annual bonus was based on a subjective evaluation by the Compensation Committee, with input from the Board of Directors, of the degree to which he had successfully fulfilled the primary duties and responsibilities of his position (relative weight—30%). The "target" bonus for Mr. Schoonmaker under the MIP was 0.5 times his annual base salary of $250,000, or $125,000. If Mr. Schoonmaker had achieved the minimum level of performance for every performance measure, he would have received an annual bonus equal to 0.025 times his 2008 annual base salary, or $6,250. If Mr. Schoonmaker had achieved the highest level of performance for every performance measure, he would have received an annual bonus equal to 1.0 times his 2008 annual base salary, or $250,000, the maximum amount to which he is potentially entitled under his employment agreement.

        Under the MIP, Mr. Barnes' annual bonus was also tied to the following subjective performance measures: investor relations (relative weight—10%), capital financing (relative weight—10%), timely reporting (relative weight—10%) and cash management (relative weight—10%). In addition, a portion of Mr. Barnes' annual bonus was based on a subjective evaluation by the Compensation Committee, with input from the Board of Directors, of the degree to which he had successfully fulfilled the primary duties and responsibilities of his position (relative weight—30%). The "target" bonus for Mr. Barnes under the MIP was 0.375 times his annual base salary of $200,000, or $75,000. If Mr. Barnes had achieved the minimum level of performance for every performance measure, he would have received an annual bonus equal to 0.01875 times his 2008 annual base salary, or $3,750. If Mr. Barnes had achieved the highest level of performance for every performance measure, he would have received an annual bonus equal to 0.75 times his 2008 annual base salary, or $150,000, the maximum amount to which he is potentially entitled under his employment agreement.

        As described above, the performance measures under the MIP included both objective and subjective measures and represented the factors deemed most important by the Compensation Committee and the most likely to result in the creation of long-term stockholder value. We believe that the use of objective performance measures provides an element of transparency and accountability with respect to the annual bonuses paid to our executive officers, while the use of subjective performance measures allows us to be proactive in rewarding the initiative and contributions of each individual officer.

        With respect to the objective performance measures, the threshold, target and maximum performance levels were determined in connection with a detailed review by the Compensation Committee of our 2008 budget and represented aggressive targets for operational and financial performance by us during 2008. Despite very difficult economic conditions during the second half of 2008 in our operating region and the broader U.S. economy, the drastic reduction in natural gas prices during the same period and our reduced 2008 capital expenditure budget, the Compensation Committee did not reduce the targets for the objective performance measures under the MIP. We did not achieve the threshold level of performance under any of the objective performance measures, and no bonus was paid with respect to those performance measures.

        When performing the subjective evaluations of the individual performances of Messrs. Schoonmaker and Barnes, the Compensation Committee considered, among other things, their success in implementing an efficient and effective management reporting regime, their ability to interact with investors and regulatory agencies in a positive and productive manner, including through making accurate and timely regulatory filings, their contributions to our culture of teamwork, open communication, integrity and safety, and their ability to quickly adjust to a very challenging operating environment. The Compensation Committee also considered Messrs. Schoonmaker's and Barnes' efforts to bring the proposed merger with Quest Resource Corporation to a successful conclusion. Notwithstanding the contributions made by Messrs. Schoonmaker and Barnes during 2008, as part of our overall efforts to reduce costs in light of the significant natural gas price declines during 2008, and in particular the continuing price discount for Rocky Mountain natural gas relative to the NYMEX index price, and the operating challenges inherent in the development of higher-cost properties such as the coal bed methane properties owned by us, the Compensation Committee determined to pay no cash bonus to Messrs. Schoonmaker and Barnes for 2008.

        The Compensation Committee has not yet adopted a management incentive plan for 2009.

        Equity Incentive Awards.    We have a Stock Incentive Plan pursuant to which equity awards, including stock options and restricted stock, may be granted to employees, directors and consultants. The Stock Incentive Plan is designed to motivate all of our employees, including our named executive officers, to assist us in achieving a high level of long-term performance and to tie the compensation of grant recipients to long-term stockholder value. The Compensation Committee administers the Stock Incentive Plan.

        Historically, we have generally used stock options and restricted stock to attract new employees and to increase the stake of our existing employees, including our executive officers, in our long-term success. As such, we periodically evaluate the equity position of our executive officers and determine if increasing that position would be appropriate. Due to the favorable tax consequences to the grant recipient, our stock option grants have historically been intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. We have awarded all stock options to purchase our common stock at or above the fair market value of our common stock on the grant date. Options are granted only at regularly scheduled meetings of the Compensation Committee and/or the Board of Directors, and have exercise prices equal to the closing market price of shares of our common stock on the date of the meeting. There were no options granted during 2008.

        In 2008, Messrs. Schoonmaker and Barnes were granted 35,000 and 25,000 restricted shares of our common stock, respectively, under our Stock Incentive Plan. These grants were made in order to continue to incentivize our executive officers over the long term, and they will vest in one-third increments on the first, second and third anniversary of the date of grant. In addition, the review of equity compensation awarded to executive officers at several similarly-sized publicly traded companies in the oil and gas industry prepared by the compensation consultant indicated that many of these companies continued to provide their executives with significant equity compensation. Although the Compensation Committee did not establish a formal percentile range or other benchmark, the Compensation Committee felt that in light of our objective to provide our executives with a competitive compensation package, an additional grant of equity compensation to each of Messrs. Schoonmaker and Barnes was appropriate. The Compensation Committee believed that grants of restricted stock (rather than options) during 2008 would provide better incentives for our executive officers to both enhance and protect stockholder value. In addition, the issuance of restricted stock requires fewer shares, and thus less dilution, compared to delivering similar value in options to the award recipient. The significant continuing compensation expense associated with our out-of-the-money options has also contributed to the Compensation Committee's decision to favor restricted stock over options at this time.

        Perquisites and Other Benefits.    Messrs. Schoonmaker and Barnes receive no perquisites or benefits that are not generally available on a non-discriminatory basis to all employees. During 2008, for all employees, including Messrs. Schoonmaker and Barnes, we paid health, life and accidental death & disability insurance premiums, made health savings account contributions and matched their contributions to our 401(k) plan (up to 4% of their base salary).

  Payments in Connection with a Change of Control or Termination

        We entered into employment agreements with Messrs. Schoonmaker and Barnes on July 20, 2007, effective January 1, 2007. The initial term of these agreements was one year, with automatic renewals for additional one-year terms unless either party gives 60 days prior written notice. Under Mr. Schoonmaker's employment agreement, he is entitled to an initial base salary of $250,000, subject to annual adjustment, and an annual bonus of up to 1.0 times his then current base salary, payable in cash or in stock. Under Mr. Barnes' employment agreement, he is entitled to an initial base salary of $200,000, subject to annual adjustment, and an annual bonus of up to 0.75 times his then current base salary, payable in cash or in stock.

        If either executive's employment is terminated by us without cause or by either executive for good reason, the executive will be entitled to severance benefits which will include a lump sum payment equal to the sum of (i) 1.0 times his annual base salary plus (ii) 18.0 times the monthly health savings account contribution last made by us for his benefit, and the payment of a pro-rated bonus. Additionally, if either executive's employment is terminated by us without cause or by either executive for good reason or due to retirement, in each case within one year following a change of control of us, the executive will be entitled to severance benefits which will include a lump sum payment equal to 1.5 times his annual base salary and the payment of a pro-rated bonus. In each case, any and all stock options, restricted stock awards and other equity compensation awards held by the executive will immediately vest and become exercisable. In the event that either executive's employment is terminated within six months preceding or following a change of control due to a non-renewal of his employment agreement by us, the executive will be entitled to the same change of control severance benefits described above.

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

        The following tables sets forth the aggregate compensation earned by or awarded or paid to our named executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation(6)	Total
Peter G. Schoonmaker	2008	$244,672	$33,285	$—	$—	(3)	$—	$277,957
Chief Executive Officer, President	2007	250,000	10,518	—	125,000	(4)	—	385,518
and Director	2006	220,000	—	146,622	30,000	(5)	271,000	667,622
Ronald T. Barnes	2008	$196,803	$22,665	$—	$—	(3)	$—	$219,468
Chief Financial Officer, Senior	2007	200,000	7,012	—	75,000	(4)	—	282,012
Vice President and Secretary	2006	180,000	—	161,143	25,000	(5)	221,000	587,143

(1)
Messrs. Schoonmaker's and Barnes' initial base salaries for 2008 were $250,000 and $200,000, respectively. In November 2008, in light of the challenging economic and operating environment faced by the company and the company's efforts to reduce costs, Messrs. Schoonmaker and Barnes voluntarily reduced their base salaries to $200,000 and $170,000, respectively, going forward.

(2)
On August 25, 2008, Messrs. Schoonmaker and Barnes were issued 35,000 and 25,000 shares of restricted stock, respectively. These shares will vest 33.34%, 33.33% and 33.33% on the first, second and third anniversary of the grant date. On July 20, 2007, Messrs. Schoonmaker and Barnes were issued 30,000 and 20,000 shares of restricted stock, respectively. These shares will vest 33.34%, 33.33% and 33.33% on the third, fourth and fifth anniversary of the grant date. For discussion of assumptions made in the valuation of these awards, please see Note 1—Stock-Based Compensation and Note 12 of the notes to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Valuation of restrictive stock awards is based on the weighted average grant date fair value of the shares vested for the respective year.

(3)
Pursuant to the 2008 Management Incentive Plan.

(4)
Pursuant to the 2007 Management Incentive Plan.

(5)
Pursuant to the 2006 Incentive Compensation Plan.

(6)
Messrs. Schoonmaker and Barnes received no perquisites or benefits not made generally available on a non-discriminatory basis to all employees. The amount reported for 2006 was a one-time bonus paid in connection with the timely filing of a registration statement relating to our April 2006 private placement.

Grants of Plan-Based Awards During 2008

        The following table sets forth the plan-based grants made to our named executive officers during 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Number of Shares of Stock (#)(2)
						Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Peter G. Schoonmaker	August 25, 2008	$6,250	$125,000	$250,000
	August 25, 2008				35,000	$84,700
Ronald T. Barnes	August 25, 2008	$3,750	$75,000	$150,000
	August 25, 2008				25,000	$60,500

(1)
Pursuant to the 2008 Management Incentive Plan.

(2)
Pursuant to the Stock Incentive Plan.

  Employment Agreements

        We entered into employment agreements with Messrs. Schoonmaker and Barnes on July 20, 2007, effective January 1, 2007. The initial term of these agreements was one year, with automatic renewals for additional one-year terms unless either party gives 60 days prior written notice. Under Mr. Schoonmaker's employment agreement, he is entitled to an initial base salary of $250,000, subject to annual adjustment, and an annual bonus of up to 1.0 times his then current base salary, payable in cash or in stock. Under Mr. Barnes' employment agreement, he is entitled to an initial base salary of $200,000, subject to annual adjustment, and an annual bonus of up to 0.75 times his then current base salary, payable in cash or in stock. The termination of these agreements under certain circumstances will trigger termination payments or benefits payable by us. Please see "—Potential Payments Upon Termination or Change of Control," below

  Incentive Plan Awards

        For a discussion of the performance metrics under our 2008 Management Incentive Plan, please see "Compensation Discussion and Analysis—2008 Executive Compensation—Performance-Based Bonus," above. Notwithstanding the contributions made by Messrs. Schoonmaker and Barnes during 2008, as part of our overall efforts to reduce costs in light of the significant natural gas price declines during 2008, and in particular the continuing price discount for Rocky Mountain natural gas relative to the NYMEX index price, and the operating challenges inherent in the development of higher-cost properties such as the coal bed methane properties owned by us, the Compensation Committee determined to pay no cash bonus to Messrs. Schoonmaker and Barnes for 2008. The Compensation Committee has not yet adopted a management incentive plan for 2009.

        The restricted stock granted to Messrs. Schoonmaker and Barnes was granted pursuant to our Stock Incentive Plan. For a discussion of our Stock Incentive Plan, please see "Compensation Discussion and Analysis—2008 Executive Compensation—Equity Incentive Awards," above.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Peter G. Schoonmaker	82,500	—		$4.00	June 30, 2010	30,000	(4)	$9,300	(6)
	30,000	—		$4.00	March 5, 2011	35,000	(5)	10,850	(6)
	50,000	—		$4.80	December 9, 2012
	25,000	25,000	(1)	$5.20	January 1, 2013
	10,000	10,000	(2)	$11.00	June 1, 2013
Ronald T. Barnes	25,000	—		$4.00	January 3, 2011	20,000	(4)	$6,200	(6)
	50,000	—		$4.80	June 23, 2011	25,000	(5)	7,750	(6)
	37,500	—		$4.80	January 3, 2012
	12,500	—		$4.80	December 9, 2012
	25,000	25,000	(1)	$5.20	January 1, 2013
	6,250	6,250	(3)	$5.20	February 16, 2013
	7,500	7,500	(2)	$11.00	June 1, 2013

(1)
Options were granted January 1, 2006. The remaining options vested on January 1, 2009.

(2)
Options were granted June 1, 2006. The remaining options vest on June 1, 2009.

(3)
Options were granted on February 16, 2006. The remaining options vested on February 16, 2009.

(4)
Shares of restricted stock were granted effective July 20, 2007 and vest in equal one-third increments on the third, fourth and fifth anniversaries of the date of grant.

(5)
Shares of restricted stock were granted effective August 25, 2008 and vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

(6)
Based on the closing price of our common stock of $0.31 on December 31, 2008.

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential termination payments due to our named executive officers, assuming the triggering event occurred on December 31, 2008.

Name	Benefit	Termination without Cause or for Good Reason	Termination Following a Change of Control	Termination Due to Death	Termination for Cause or without Good Reason
Peter G. Schoonmaker	Severance	$250,000	$375,000	$125,000	$—
	Prorated bonus(1)	—	—	—	—
	Insurance premiums(2)	19,025	19,025	19,025	—
	Health savings account contributions(2)	8,700	—	—	—
	Acceleration of stock options and restricted stock(3)	20,150	20,150	20,150	—
	Unused vacation(4)	—	—	—	—
Ronald T. Barnes	Severance	200,000	300,000	100,000	—
	Prorated bonus(1)	—	—	—	—
	Insurance premiums(2)	19,025	19,025	19,025	—
	Health savings account contributions(2)	8,700	—	—	—
	Acceleration of stock options and restricted stock(3)	13,950	13,950	13,950	—
	Unused vacation(4)	—	—	—	—

(1)
Estimated based on the executive's 2008 bonus under our 2008 Management Incentive Plan.

(2)
Estimated based on the amount paid during 2008.

(3)
Represents the "in-the-money" value of options that would accelerate and the value of restricted stock that would accelerate, assuming a price per share of $0.31, the closing price of our common stock on December 31, 2008.

(4)
Estimated based on the number of unused vacation days during 2008.

        Messrs. Schoonmaker and Barnes each entered into employment agreements with us on July 20, 2007, effective January 1, 2007. Pursuant to each employment agreement, upon termination of the executive's employment under any circumstances, he would be entitled to payment for accrued but unpaid salary, unused vacation days and unreimbursed business expenses. Upon termination of the executive's employment by us for any reason (including by reason of his disability) other than due to his death or due to an event or circumstance constituting cause, or by the executive with good reason, the executive would be entitled to receive the following additional payments and benefits: (i) a lump-sum payment equal to the sum of 1.0 times his then-current base salary plus 18.0 times the monthly health savings account contribution last made by us for his benefit; (ii) a prorated bonus; (iii) continued group health coverage (including payment of premiums) for him and his spouse and dependents for up to 18 months; (iv) accelerated vesting of any and all stock options, shares of restricted stock and other equity awards held by him; and (v) the potential extension of the period of time during which the stock options held by him may be exercised. If the executive's employment were to be terminated by us for any reason (including by reason of his disability) other than due to his death or due to an event or circumstance constituting cause, or by the executive with good reason or due to his retirement, in each case within one year following a change of control, or if the employment agreement were not to be renewed for any reason other than for cause within six months preceding or following a change of control, the executive would be entitled to receive the same additional payments and benefits as those described in the preceding sentence, except that his lump-sum payment would be equal to 1.5 times his then-current base salary and would not include health savings account contributions.

        For purposes of the employment agreements, "cause" means (i) the executive's conviction of, plea of nolo contendere to or receipt of deferred adjudication with respect to a felony crime, (ii) a violation by the executive of federal or state securities laws, (iii) the executive's commission, in the good faith judgment of our Board of Directors, of an act of sexual or other unlawful harassment or moral turpitude, (iv) a breach by the executive of his fiduciary duties, (v) a breach by the executive of certain provisions of his employment agreement, (vi) the commission by the executive of a material act of fraud upon us, (vii) the material misappropriation by the executive of our funds or other property, (viii) the executive's knowing engagement, without the written approval of our Board of Directors or Compensation Committee, in any material activity that directly competes with our business or that our Board of Directors or Compensation Committee determines in good faith would directly result in a material injury to our business or reputation or (ix) a material breach by the executive of the other provisions of his employment agreement or the willful, material and repeated nonperformance of the executive's duties, in each case after notice and an opportunity to cure.

        For purposes of the employment agreements, "good reason" means (i) a substantial change in the executive's duties that constitutes a material breach by us of the terms of the agreement, the assignment to the executive of duties or responsibilities that are inconsistent with his previous duties and responsibilities or a material diminution or reduction in the executive's duties and responsibilities (excluding in each case an inadvertent action which is promptly cured and, in the case of Mr. Schoonmaker, a change in his title or responsibilities, provided that he continues to manage our assets and operations), (ii) a material breach by us of the agreement, (iii) a purported termination otherwise than as expressly permitted pursuant to the agreement or (iv) any failure by us to obtain the assumption of the agreement by a successor.

        For purposes of the employment agreements, "change of control" means (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities (subject to certain exceptions), (ii) the approval by our stockholders of a merger, consolidation or similar business combination unless immediately following such transaction substantially all of the holders of our voting securities immediately prior to such transaction beneficially own more than 50% of the common stock of the corporation resulting from such transaction in substantially the same proportions or (iii) the sale or other disposition of all or substantially all of our assets, unless immediately following such transaction substantially all of the holders of our voting securities immediately prior to such disposition beneficially own more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions.

        In addition, pursuant to the employment agreements, upon the executive's death, his spouse would be entitled to receive the following payments and benefits: (i) a lump-sum payment equal to 0.5 times his then-current base salary; (ii) a prorated bonus; (iii) continued group health coverage (including payment of premiums) for her and her dependents for up to 18 months; (iv) accelerated vesting of any and all stock options, shares of restricted stock and other equity awards held by the executive prior to his death; and (v) the potential extension of the period of time during which the stock options may be exercised.

        If the executive's employment is terminated by us for cause, or if the executive voluntarily resigns or otherwise terminates his employment without good reason (other than in connection with his retirement following a change of control), he would be entitled only to payment for accrued but unpaid salary, unused vacation days and unreimbursed business expenses.

        Under their employment agreements, Messrs. Schoonmaker and Barnes are subject to covenants prohibiting them from (i) disclosing confidential information, (ii) making defamatory statements about us, (iii) soliciting or attempting to solicit business in products or services competitive with ours for a period of two years following the termination of their employment, (iv) competing with us for a period of one year following the termination of their employment or (v) recruiting our employees for a period of two years following the termination of their employment.

Compensation Committee Interlocks and Insider Participation

        Messrs. Cabes (Chairman), Johnson and Parker and Ms. Schnabel serve as the members of our Compensation Committee. The Board of Directors has determined that Messrs. Cabes, Johnson and Parker and Ms. Schnabel are independent directors (as defined by NASDAQ listing standards). None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2008, other than the following:

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to our executive offices at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary.

        All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Stockholder Proposals for 2010 Annual Meeting

        Stockholder proposals may be included in our proxy materials for consideration at an annual meeting so long as they are provided to us on a timely basis and satisfy the requirements and conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and our Amended and Restated Bylaws. Stockholders that intend to present a proposal at our 2010 Annual Meeting of Stockholders must give notice of the proposal to us no later than December 18, 2009 (or 120 days in advance of the first anniversary of the date of this Proxy Statement for the 2009 Annual Meeting of Stockholders), to be considered timely, regardless whether submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or presented otherwise pursuant to our Amended and Restated Bylaws. If the date of the 2010 Annual Meeting is moved by more than 30 days from the anniversary of our 2009 Annual Meeting, notice of a proposal submitted under Rule 14a-8 must be received by us a reasonable time before we begin to print and mail our proxy materials, or if submitted otherwise pursuant to our Amended and Restated Bylaws, must be received by us not later than the later of (i) the 90th day before the meeting or (ii) the 10th day following the day on which we publicly announce the date of the meeting.

        Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies. With respect to any stockholder proposal for next year's annual meeting submitted after December 18, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before December 18, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

        Proposals submitted under Rule 14a-8 must be accompanied by the information required under our Amended and Restated Bylaws. Stockholders are advised to review the Company's Amended and Restated Bylaws, as they may be amended from time to time, for additional requirements and deadlines applicable to the submission of stockholder proposals, including, but not limited to, proposals relating to the nomination of one or more candidates for election to the Company's Board of Directors.

        Our Secretary must receive stockholder proposals in writing at the executive offices of the Company at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary.

Householding of Proxy Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement and our annual report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of the proxy and our annual report, please contact the Pinnacle Gas Resources, Inc. at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary, by mail. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Availability of Annual Report on Form 10-K

        Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available without charge through our website at www.pinnaclegas.com and at www.sec.gov or upon written request to Pinnacle Gas Resources, 1 E. Alger, Sheridan, Wyoming 82801. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS
Thomas G. McGonagle Chairman

April 17, 2009

<STOCK#> 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 1 5 3 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0116TC 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 2009 Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals Change of Address — Please print new address below. 01 - F. Gardner Parker 1. Election of Directors: 02 - Susan C. Schnabel For Withhold For Against Abstain 2. Ratification of Ehrhardt Keefe Steiner & Hottman PC as the independent auditor for the fiscal year ending December 31, 2009. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting (or any adjournment thereof). The undersigned acknowledges receipt of the formal notice of such meeting and the accompanying Proxy Statement. The Board of Directors recommends a vote FOR the ratification of the independent auditor. The Board of Directors recommends a vote FOR the following nominees.

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, MAY 21, 2009 AT 9:00 A.M., MOUNTAIN DAYLIGHT TIME The undersigned hereby appoints Peter G. Schoonmaker and Ronald T. Barnes, and each of them, with full power to act in the absence of the other, as proxies (the “Proxies”) for the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to represent and to vote, at the 2009 annual meeting of the stockholders of Pinnacle Gas Resources, Inc. (the “Company”) to be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 at 9:00 a.m. (Mountain Daylight time) on Thursday, May 21, 2009 (and at any adjournment or postponement thereof), all shares of common stock of Pinnacle Gas Resources, Inc. which the undersigned may be entitled to vote, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement dated April 17, 2009 furnished herewith, subject to any directions indicated on this proxy. If no directions are given and the signed proxy is returned, the Proxies will vote: (i) FOR Proposal 1 - approving the election of the director nominees; (ii) FOR Proposal 2 - ratifying the Company’s independent auditor; and (iii) at their discretion on any other matter that may properly come before the meeting (or any adjournment or postponement thereof). Items to be voted appear on the reverse side. . Proxy — Pinnacle Gas Resources, Inc.